EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the AK Steel Holding Corporation 2019 Omnibus Supplemental Incentive Plan of our reports dated February 15, 2019, with respect to the consolidated financial statements of AK Steel Holding Corporation and the effectiveness of internal control over financial reporting of AK Steel Holding Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cincinnati, Ohio
June 28, 2019